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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                  SCHEDULE 13G



                   Under the Securities Exchange Act of 1934
                               (Amendment No. 3)*


                             Tricord Systems, Inc.
                      ------------------------------------
                                (Name of Issuer)

                    Common Stock, Par Value $0.01 Per Share
                  -------------------------------------------
                         (Title of Class of Securities)

                                   896121100
                                  -----------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement [_]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



SEC 1745 (2-95)               Page 1 of 15 pages

-----------------------                                  ---------------------
  CUSIP NO. 896121100                13G                   PAGE 2 OF 15 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Coral Partners I-Superior, A Minnesota Limited Partnership
      SEC ID # 0000939695

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Minnesota
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          838,525 (See Item 4)
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             0 (See Item 4)
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          838,525 (See Item 4)
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0 (See Item 4)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                          838,525 (See Item 4)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

                          6.26% (See Item 4)
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

                          PN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO.  896121100              13G                    PAGE 3 OF 15 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Coral Management Partners I, Limited Partnerships

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [x]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

                     Minnesota
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF             838,525 (See Item 4)

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                           0 (See Item 4)
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             838,525 (See Item 4)

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0 (See Item 4)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                          838,525 (See Item 4)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                          X

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                          6.26%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
                          PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO.  896121100              13G                    PAGE 4 OF 15 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Coral Partners II, a limited partnership
                SEC ID # 0000924591
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [x]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

                     Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF             266,666 (See Item 4)

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                           0 (See Item 4)
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             266,666 (See Item 4)

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0 (See Item 4)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                          266,666 (See Item 4)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                          1.99%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
                          PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO.  896121100               13G                   PAGE 5 OF 15 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Coral Management Partners II, Limited Partnership

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          266,666 (See Item 4)
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             0 (See Item 4)
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          266,666 (See Item 4)
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0 (See Item 4)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                          266,666 (See Item 4)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10

                          X
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

                          1.99% (See Item 4)
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

                          PN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO.  896121100               13G                   PAGE 6 OF 15 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Yuval Almog

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          66,832 (See Item 4)
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             1,105,191 (See Item 4)
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          66,832 (See Item 4)
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,105,191 (See Item 4)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                          1,172,023 (See Item 4)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10

                          X
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

                          8.71%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

                          IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO.  896121100               13G                   PAGE 7 OF 15 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Peter H. McNerney

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          0 (See Item 4)
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             1,105,191 (See Item 4)
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          0 (See Item 4)
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,105,191 (See Item 4)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                          1,105,191 (See Item 4)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10

                          X
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

                          8.25%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

                          IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO.  896121100               13G                   PAGE 8 OF 15 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Linda L. Watchmaker

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          1,332 (See Item 4)
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             1,105,191 (See Item 4)
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          1,332 (See Item 4)
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,105,191 (See Item 4)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                          1,106,523 (See Item 4)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10

                          X
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

                          8.26%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

                          IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1.  Issuer's Name and Address of Principal Executive Offices:
-------  ---------------------------------------------------------

     (a)  Tricord Systems, Inc.
     (b)  3750 Annapolis Lane
          Plymouth, MN  55447

Item 2.  Information Concerning Person Filing:
-------  -------------------------------------

     (a) Filing Persons:

         Entities:
           Coral Partners I - Superior, A Minnesota Limited Partnership ("CP I") Coral Management Partners I, Limited Partnership ("CMP I")
           Coral Partners II, a limited partnership ("CP II")
           Coral Management Partners II, Limited Partnership ("CMP II")

         Individuals:
           Yuval Almog
           Peter H. McNerney
           Linda L. Watchmaker

     (b) Principal Business Address:
           60 South Sixth Street
           Suite 3510
           Minneapolis, MN   55402

     (c) Citizenship/Place of Organization

         Entities:
           Coral Partners I - Superior ("CP I")       Minnesota
           Coral Management Partners I ("CMP I")      Minnesota
           Coral Partners II ("CP II")                Delaware
           Coral Management Partners II ("CMP II")    Delaware

         Individuals:
           Yuval Almog                                United States
           Peter H. McNerney                          United States
           Linda L. Watchmaker                        United States

     (d) Title of Class of Securities:                Common Stock

     (e) CUSIP No.  896121100

Item 3.  Status of Person Filing:
-------  ------------------------

     Not applicable.

Item 4.  Ownership:
-------  ----------

ENTITIES                              CP I       CMP I       CP II     CMP II
                                      ----       -----       -----     ------
(a)Beneficial Ownership            838,525    838,525*     266,666   266,666*

(b)Percentage of Class               6.26%       6.26%       1.99%      1.99%

(c)(i)Sole Voting Power:           838,525     838,525     266,666    266,666
(ii)Shared Voting Power:                 0           0           0          0
(iii)Sole Dispositive Power:       838,525     838,525     266,666    266,666
(iv)Shared Dispositive Power:            0           0           0          0

INDIVIDUALS:                         Almog    McNerney  Watchmaker
                                     -----    --------  ----------
(a)Beneficial Ownership         1,172,023*  1,105,191*  1,106,523*

(b)Percentage of Class               8.71%       8.25%       8.26%

(c)(i)Sole Voting Power:            66,832           0        1,332
(ii)Shared Voting Power:         1,105,191   1,105,191    1,105,191
(iii)Sole Dispositive Power:        66,832           0        1,332
(iv)Shared Dispositive Power:    1,105,191   1,105,191    1,105,191

* Pursuant to Rule 13d-4, the reporting person disclaims beneficial ownership of these securities except to the extent of his/her pecuniary interest therein.

Item 5.  Ownership of Five Percent or Less of a Class:
-------  ---------------------------------------------

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_].*

Item 6.  Ownership of More than Five Percent on Behalf of Another Person:
-------  ----------------------------------------------------------------

       Not applicable.

Item 7.  Identification and Classification of Subsidiary:
-------  ------------------------------------------------

       Not applicable.

Item 8.  Identification and Classification of Group:
-------  -------------------------------------------

       Not applicable.

Item 9.  Notice of Dissolution of Group:
-------  -------------------------------

       Not applicable.

Item 10.  Certification:
--------  --------------

       Not applicable.



                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 3, 1997

Coral Partners II, a limited partnership
By: Coral Management Partners II, Limited Partnership,
Its: General Partner

/s/Linda L. Watchmaker
_______________________
Linda L. Watchmaker
General Partner

Coral Partners I - Superior, A Minnesota Limited Partnership
By: Coral Management Partners I, Limited Partnership
Its: General Partner

/s/Linda L. Watchmaker
_______________________
Linda L. Watchmaker
General Partner

Coral Management Partners II, Limited Partnership,
By: General Partner

/s/Linda L. Watchmaker
_______________________
Linda L. Watchmaker
General Partner

Coral Management Partners I, Limited Partnership
By: General Partner

/s/Linda L. Watchmaker
_______________________
Linda L. Watchmaker
General Partner

    /s/Yuval Almog
By  _____________________
Yuval Almog

    /s/Peter H. McNerney           /s/Linda L. Watchmaker
By  _____________________      By  ______________________
Peter H. McNerney              Linda L. Watchmaker

                                 EXHIBIT INDEX

                                                       Sequentially
Exhibit                 Document Description           Numbered Page
--------                --------------------           -------------

   A                    Agreement of Joint Filing            14

                                   EXHIBIT A
                                   ---------

                           Agreement of Joint Filing
                           -------------------------

     Each of the undersigned hereby agrees that they are filing jointly pursuant to Rule 13d-1(f)(1) of the Securities Exchange Act of 1934, as amended, the Statement dated February 3, 1997, containing the information required by
Schedule 13G, for the shares of Common Stock of Tricord Systems, Inc. which they each beneficially hold.

Dated: February 3, 1997

Coral Partners II, a limited partnership
By: Coral Management Partners II, Limited Partnership,
Its: General Partner

/s/Linda L. Watchmaker
_______________________
Linda L. Watchmaker
General Partner

Coral Partners I - Superior, A Minnesota Limited Partnership
By:  Coral Management Partners I, Limited Partnership
Its:  General Partner

/s/Linda L. Watchmaker
_______________________
Linda L. Watchmaker
General Partner

Coral Management Partners II, Limited Partnership,
By: General Partner

/s/Linda L. Watchmaker
_______________________
Linda L. Watchmaker
General Partner

Coral Management Partners I, Limited Partnership
By: General Partner

/s/Linda L. Watchmaker
_______________________
Linda L. Watchmaker
General Partner

    /s/Yuval Almog
By  _____________________
Yuval Almog

    /s/Peter H. McNerney           /s/Linda L. Watchmaker
By  _____________________      By  ______________________
Peter H. McNerney              Linda L. Watchmaker